Immediate	Karen Widmayer: Media Contact
(202) 729-1789
karen.widmayer@carramerica.com
Stephen Walsh: Analyst Contact
(202) 729-1764
stephen.walsh@carramerica.com

CARRAMERICA ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Washington D.C. – November 5, 2003 – CarrAmerica Realty Corporation today reported third quarter 2003 diluted earnings per share of $0.37 on net income of $24.0 million, compared to diluted earnings per share of $0.69 on net income of $48.1 million for the third quarter of 2002. For the first nine months of 2003, diluted earnings per share were $0.84 on net income of $59.8 million, compared to diluted earnings per share of $1.06 on net income of $85.8 million for the first nine months of 2002.

For the third quarter of 2003, diluted Funds from Operations available to common shareholders (Diluted FFO) were $46.3 million or $0.79 per share compared to $43.2 million or $0.80 per share for the third quarter of 2002. Diluted FFO for the nine months ended September 30, 2003 was $141.9 million or $2.45 per share, compared to $125.4 million or $2.33 per share in 2002. Excluding the impact of the HQ Global Workplaces, Inc. (HQ Global) lease guarantee charges, impairment losses on real estate and the impact of preferred stock redemptions (which are more fully described below), Diluted FFO per share for the third quarter of 2003 would have been $0.81 versus $0.87 in 2002 and for the nine months ended September 30, 2003 would have been $2.55 versus $2.59 in 2002.

The following contributed to either increases or decreases in either earnings per share or net income:

–	Discontinued operations: income of $0.3 million ($0.01 per diluted share) and $1.0 million ($0.02 per diluted share) for the three months ended September 30, 2003 and 2002, respectively, and $1.2 million ($0.02 per diluted share) and $5.1 million ($0.10 per diluted share) for the nine months ended September 30, 2003 and 2002, respectively.

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CarrAmerica Release of November 5, 2003

Page Two

–	Gain on sale of discontinued operations: $10.0 million ($0.19 per diluted share) and $19.1 million ($0.36 per diluted share) for the three months ended September 30, 2003 and 2002, respectively. The per diluted share impact for the nine months ended September 30, 2003 and 2002 was $0.19 and $0.35, respectively.

–	Impairment losses on real estate: charges of $(2.7) million ($(0.05) per diluted share) and $(1.3) million ($(0.02) per diluted share) for the nine months ended September 30, 2003 and 2002, respectively.

–	HQ Global lease guarantees: charges of $(0.8) million ($(0.02) per diluted share) for the three and nine months ended September 30, 2003 and $(8.7) million ($(0.16) per diluted share) for the nine months ended September 30, 2002.

–	Issuance costs associated with preferred stock redemption (per share impact only): Reduction of $(0.03) per diluted share for the nine months ended September 30, 2003 and $(0.07) per diluted share and $(0.08) per diluted share for the three and nine months ended September 30, 2002. These costs impact diluted earnings per share but do not impact net income for any period.

CarrAmerica President and COO, Philip L. Hawkins, said, “Real estate markets remain soft but we are beginning to see early signs of recovery.” Mr. Hawkins continued, “The third quarter brought us some increased demand in many of our markets but with high vacancy rates in most of these markets, we expect that operating conditions will remain extremely competitive through at least 2004.”

Portfolio Report

Occupancy for stabilized properties was 88.5% at September 30, 2003, down from 88.9% at June 30, 2003 and down from 92.1% at September 30, 2002. Same store portfolio operating income for the third quarter of 2003 decreased 10.9% on a GAAP basis over the same period in 2002. Adjusting for termination fees, same store operating income for the third quarter of 2003 decreased by 9.6%. The average occupancy rate for same store properties was 88.5% in the third quarter of 2003 as compared to 92.4% for third quarter 2002.

Rental rates decreased 10.0% on average on the rolling leases executed during the nine-month period ended September 30, 2003.

For the third quarter, rental rates decreased 4.4% on average on the rolling leases executed during the quarter.

Acquisitions

During the third quarter, CarrAmerica completed the acquisition of 500 Forbes Boulevard, a two-story, 156,000 square foot office and biotech facility in South San Francisco for $51.0 million in cash.

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CarrAmerica Release of November 5, 2003

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Also in the third quarter, CarrAmerica completed the acquisition of two acres of land for $2.5 million in La Jolla Commons, a high-end, mixed-use, master-planned development in University Town Centre, a submarket of San Diego, California. CarrAmerica expects to develop a 45,000 square foot scientific research building on the Nexus Center Drive site.

Subsequent to the end of the third quarter, CarrAmerica acquired the remaining 50% interest in 1717 Pennsylvania Avenue in Washington, D.C. from its partner for $34.0 million, including the assumption of approximately $12 million in existing mortgage debt. This purchase brings CarrAmerica’s interest in the property to 100%.

CarrAmerica, through a joint venture, is also under contract to buy a 475,000 square foot building in the Century City submarket of Los Angeles for a total of $119.0 million, with CarrAmerica taking a 35% position in the project. CarrAmerica, through a service affiliate, will provide property management services for the building. The acquisition is expected to close in the fourth quarter, subject to normal closing conditions.

Dispositions

During the third quarter, CarrAmerica sold three buildings totaling 265,802 square feet. Two of the buildings were located in Orange County, California and one of the buildings was located in Atlanta. The aggregate sale prices for the three assets was $29.8 million. These sales resulted in a net gain to CarrAmerica of approximately $10 million.

In addition, CarrAmerica has a 95,000 square foot building in Atlanta under contract for sale for $7.2 million. The sale is expected to close in the fourth quarter, subject to normal closing conditions and is expected to result in a small gain to CarrAmerica.

Development Update

During the third quarter, CarrAmerica, through its service affiliates CarrAmerica Urban Development, LLC and CarrAmerica Real Estate Services, LLC, entered into agreements with Douglas Development Corporation, an unaffiliated company, to develop, lease and manage 170,000 square feet of office and retail space at 1199 F Street in downtown Washington D.C. In addition, CarrAmerica will provide mezzanine financing for the project.

CarrAmerica owns a 30% interest in a 477,000 square foot office development, Terrell Place, in Washington, D.C. The total cost of this project, which was substantially completed in the third quarter of 2003, is expected to be $159.0 million, of which $126.6 million had been invested as of September 30, 2003. CarrAmerica’s share of the total project costs for this development is expected to be approximately $47.7 million, of which $38.0 million had been expended as of September 30, 2003. This project is

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CarrAmerica Release of November 5, 2003

Page Four

currently 52.7% leased or committed, including a 243,791 square foot lease with the law firm of VenableLLP. The stabilized year-one unleveraged return on CarrAmerica’s invested capital (exclusive of fees) is expected to be approximately 10.5%.

CarrAmerica has one residential condominium project under construction with expected total project costs of $20.4 million, of which $13.7 million had been invested as of September 30, 2003. The project is located adjacent to the Terrell Place project in Washington, D.C. Each of the 29 residential condominium units is currently under contract or has been sold.

Capital Markets Transactions

On September 25, 2003, the company completed the sale of 8,050,000 shares of its 7.50% Series E Cumulative Redeemable Preferred Stock. The offering resulted in net proceeds to the company of approximately $195.1 million. The proceeds from the offering were used to redeem all of the company’s remaining outstanding Series B Cumulative Redeemable Preferred Stock and its Series C and Series D Depositary Shares representing its Series C and Series D Cumulative Redeemable Preferred Stock, respectively. The redemption date was October 12, 2003 for all outstanding shares. The total cost to the company of the redemptions was approximately $196.3 million, excluding any accrued but unpaid dividends on the redeemed shares through the date of redemption.

CarrAmerica Earnings Estimates

On Thursday, November 6, CarrAmerica management will discuss earnings guidance for the remainder of 2003 and for 2004. Based on management’s view of current market conditions and certain assumptions with regard to rental rates and other projections, an expected range of diluted earnings per share of $0.84 – $0.88 and Diluted FFO per share of $3.09 – $3.13 for 2003 will be discussed. Excluding the impact of impairment losses on real estate and the redemption of our preferred stock, our projected diluted earnings per share and Diluted FFO per share would have been $1.04 – $1.08 and $3.27 – $3.31 for 2003. Projections for the fourth quarter and full year 2003 include one additional property disposition expected to occur in the fourth quarter with a small gain and the acquisition of a joint venture interest in one property, discussed earlier. Fourth quarter 2003 diluted earnings per share and Diluted FFO are projected to be $0.00 – $0.04 and $0.64 to $0.68, respectively, including impact from preferred stock redemptions. Excluding the impact of the preferred stock redemptions, diluted earnings per share and Diluted FFO per share for the fourth quarter are projected to be $0.12 – $0.16 and $0.75 – $0.79, respectively. Diluted earnings per share of $0.61 – $0.81 and Diluted FFO per share of $3.00 – $3.20 for 2004 will be discussed. The projections for full year 2003 and 2004 are based in part on the following assumptions:

	2003	2004
Average Office Portfolio Occupancy	89% – 91%	87% – 90%
Real Estate Service Revenue	$24 – $25 million	$20 – $23 million
General and Administrative Expense	$41 – $43 million	$39 – $41 million

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CarrAmerica Release of November 5, 2003

Page Five

The 2004 estimate includes average net property additions of $50.0 million. By definition, Diluted FFO excludes gains or losses on the disposition of properties. The 2003 projections above include the impact of the redemption of our preferred stock and the 2003 and 2004 projections include the impact of recent changes to the definition of FFO which require us to include impairment losses on real estate in FFO.

Impact of New Accounting Standards and Clarifications

The company’s third quarter and year to date reported results and estimates for 2003 were impacted by the following new accounting standards, clarifications of existing standards or new interpretations of FFO:

•	Clarification of Emerging Issues Task Force Topic D-42, The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock

•	The revision, in response to public comments by the Securities and Exchange Commission (SEC), of the definition of FFO

On July 31, 2003, the SEC issued a clarification of Emerging Issues Task Force Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced conversion of Preferred Stock.” Topic D-42 now provides, among other things, that any excess of the fair value of the consideration transferred to the holders of preferred stock redeemed over the carrying amount of the preferred stock should be subtracted from net earnings to determine net earnings available to common stockholders in the calculation of earnings per share. The SEC’s clarification provides that the carrying amount of the preferred stock should be reduced by the related issuance costs. Application of this new clarification is required to be applied retroactively beginning this quarter. The company has not previously considered issuance costs in determining the carrying amount of the preferred stock we redeemed in 2003 and 2002. The application of this standard reduced the reported results for the company (in millions except per share information) as follows:

	Three months ended 9/30/03	Three months ended 9/30/02	Nine months ended 9/30/03	Nine months ended 9/30/02
Net earnings available to common stockholders	$(0.1)	$(3.7)	$(1.8)	$(4.4)
Earnings per share	—	(.07)	(.03)	(.08)
Diluted FFO per share	—	(.07)	(.03)	(.08)

Subsequent to the end of the third quarter, the company redeemed all of its remaining Series B, C and D preferred stock. As a result, the company will reduce net earnings available to common stockholders by $6.2 million in the fourth quarter for the related original issuance costs which we estimate will impact our earnings per share and Diluted FFO per share by approximately $(0.12) per share and $(0.11) per share, respectively, for the fourth quarter. These amounts are included in our 2003 estimate.

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CarrAmerica Release of November 5, 2003

Page Six

During the third quarter, NAREIT, after discussions with the SEC, revised its definition of FFO to clarify that impairment losses should not be added back to net income to arrive at FFO. As a result, we have revised our calculation of Diluted FFO to include impairment charges in Diluted FFO. There was no impact of this change on the third quarter of 2003 or 2002. Diluted FFO for the nine months ended 2003 and 2002 includes impairment charges of $(2.7) million and $(1.3) million, respectively, which had the effect of reducing Diluted FFO for those periods by $(0.05) and $(0.02) per share, respectively.

CarrAmerica Announces Third Quarter Dividend

The Board of Directors of CarrAmerica on October 30, 2003 declared a third quarter dividend for its common stock of $0.50 per share. The dividend will be payable to shareholders of record as of the close of business on November 18, 2003. CarrAmerica’s common stock will begin trading ex-dividend on November 14, 2003 and the dividend will be paid on December 1, 2003.

The company also declared a short period dividend for its Series E preferred stock. The total Series E Cumulative Redeemable preferred stock dividend is $.3385 per share and covers the period from September 25, 2003 through and including November 30, 2003. The Series E preferred stock dividends are payable to shareholders of record as of the close of business on November 18, 2003. The preferred stock will begin trading ex-dividend on November 14, 2003 and the dividends will be paid on December 1, 2003.

CarrAmerica Third Quarter Webcast and Conference Call

CarrAmerica will conduct a conference call to discuss 2003 third quarter results on Thursday, November 6, 2003 at 12:00 Noon ET. A live webcast of the call will be available through a link at CarrAmerica’s web site, www.carramerica.com.

The phone number for the conference call is 1-800-946-0720 for U.S. participants and 1-719-457-2646 for international participants. The call is open to all interested persons. A taped replay of the conference call can be accessed from 3:00 PM on November 6, 2003 until midnight November 12, 2003, by dialing 1-888-203-1112 for U.S. callers and 1-719-457-0820 for international callers, passcode 795986. A copy of supplemental material on the company’s third quarter operations is available on the company’s web site, www.carramerica.com, or by request from:

Stephen Walsh

CarrAmerica Realty Corporation

1850 K Street, NW, Suite 500

Washington, D.C. 20006

(Telephone) 202-729-1764

E-mail: stephen.walsh@carramerica.com

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CarrAmerica Release of November 5, 2003

Page Seven

CarrAmerica owns, develops and operates office properties in 12 markets throughout the United States. The company has become one of America’s leading office workplace companies by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 297 operating office properties and has an office building under development in Washington, D.C. CarrAmerica’s markets include Atlanta, Austin, Chicago, Dallas, Denver, Los Angeles/Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at www.carramerica.com.

Estimates of Diluted FFO and earnings per share, and other statements regarding management’s expectations about, among other things, operating performance and financial condition, are, by definition, and certain statements in this release and the accompanying summary financial information may constitute, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office properties, possible charges or payments resulting from our guarantee of certain leases of HQ Global Workplaces, Inc., the impact of future acquisitions or dispositions not currently contemplated or expected, the ability of the general economy to recover timely from the current economic downturn, availability and creditworthiness of tenants, the level of lease rents and the availability of financing for both tenants and the company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget), actions, strategies and performance of affiliates that the company may not control or companies in which the company has made investments, our ability to maintain our status as a REIT for federal income tax purposes, governmental actions and initiatives, the ability to obtain insurance at a reasonable cost and environmental/safety requirements. For a further discussion of these and other factors that could impact the company’s future results, performance, achievements or transactions, see the documents filed by the company from time to time with the Securities and Exchange Commission, and in particular the section titled, “The company – Risk Factors” in the company’s Annual Report on Form 10-K.

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CARRAMERICA REALTY CORPORATION

Consolidated Balance Sheets

(In thousands)	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Rental property
Land	$672,596	$668,223
Buildings	1,962,915	1,954,840
Tenant improvements	401,796	367,901
Furniture, fixtures and equipment	4,197	4,262

	3,041,504	2,995,226
Less: Accumulated depreciation	(643,049)	(569,970)

Net rental property	2,398,455	2,425,256
Land held for future development or sale	48,586	44,778
Construction in progress	12,989	12,732
Cash and cash equivalents	7,228	3,023
Restricted deposits	3,744	4,505
Accounts and notes receivable, net	12,455	20,391
Investments in unconsolidated entities	132,580	125,079
Accrued straight-line rents	80,459	74,884
Tenant leasing costs, net	47,981	42,170
Prepaid expenses and other assets, net	70,428	62,887

	$2,814,905	$2,815,705

Liabilities and Stockholders’ Equity
Liabilities:
Mortgages and notes payable, net	$1,510,547	$1,603,949
Accounts payable and accrued expenses	86,541	102,153
Rent received in advance and security deposits	35,210	35,590

	1,632,298	1,741,692
Minority interest	73,555	76,222
Stockholders’ equity:
Preferred stock	397,575	254,518
Common stock	523	518
Additional paid in capital	958,117	951,281
Cumulative dividends in excess of net income	(247,163)	(208,526)

	1,109,052	997,791

Commitments and contingencies
	$2,814,905	$2,815,705

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Revenues:
Rental income (1):
Minimum base rent	$102,730	$103,880	$310,679	$312,497
Recoveries from tenants	15,292	19,407	45,038	49,127
Parking and other tenant charges	3,629	3,717	14,856	9,021

Total rental revenue	121,651	127,004	370,573	370,645
Real estate service revenue	6,518	5,560	19,551	17,175

Total operating revenues	128,169	132,564	390,124	387,820

Operating expenses:
Property expenses
Operating expenses	35,087	33,010	98,927	93,076
Real estate taxes	8,867	10,720	31,899	33,709
General and administrative	10,028	10,227	30,971	29,345
Depreciation and amortization	32,978	29,808	98,029	92,039

Total operating expenses	86,960	83,765	259,826	248,169

Real estate operating income	41,209	48,799	130,298	139,651
Other (expense) income:
Other (expense) income	(96)	208	95	618
Interest expense	(25,880)	(24,456)	(77,788)	(73,573)
HQ lease guarantees	(811)	—	(811)	(8,693)
Equity in earnings of unconsolidated entities	1,772	1,644	4,957	5,889

Total other expense	(25,015)	(22,604)	(73,547)	(75,759)

Income from continuing operations before income taxes, minority interest, gain on sale of assets and impairment loss on real estate property	16,194	26,195	56,751	63,892
Income taxes	(63)	(106)	(435)	(200)
Minority interest	(2,616)	(5,113)	(8,385)	(11,120)
Impairment loss on real estate property	—	—	(2,701)	(1,325)
Gain on sale of assets	120	7,042	3,365	10,382

Income from continuing operations	13,635	28,018	48,595	61,629
Discontinued operations	317	1,016	1,157	5,090
Discontinued operations—Gain on sale of property	10,035	19,085	10,035	19,085

Net income	$23,987	$48,119	$59,787	$85,804

Basic net income per share:
Income from continuing operations	$0.17	$0.31	$0.63	$0.61
Discontinued operations	0.01	0.03	0.02	0.11
Gain on sale of discontinued operations	0.19	0.36	0.20	0.36

Net income	$0.37	$0.70	$0.85	$1.08

Diluted net income per share:
Income from continuing operations	$0.17	$0.31	$0.63	$0.61
Discontinued operations	0.01	0.02	0.02	0.10
Gain on sale of discontinued operations	0.19	0.36	0.19	0.35

Net income	$0.37	$0.69	$0.84	$1.06

NOTE: (1) Rental income includes $2,105 and $2,211 of accrued straight line rents for the three months period and $5,930 and $7,343 for the nine months period ended September 30, 2003 and 2002, respectively.

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Cash Flow

(Unaudited and in thousands)	Nine Months Ended September 30,
	2003	2002
Cash flow from operating activities:
Net income	$59,787	$85,804
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99,229	95,953
Minority interest	8,385	11,120
Equity in earnings of unconsolidated entities	(4,957)	(5,889)
Gain sale of assets	(3,365)	(10,382)
Impairment losses on real estate assets	2,701	1,325
Gain on sale of discontinued operations	(10,035)	(19,085)
Loss on sale of residential property	263	—
Obligations under lease guarantees	811	8,693
Provision for uncollectible accounts	3,455	4,983
Stock based compensation	2,937	3,501
Other	(1,223)	1,887
Change in assets and liabilities
Decrease in accounts receivable	7,423	2,307
Increase in accrued straight-line rents	(5,922)	(7,344)
Additions to tenant leasing costs	(13,664)	(8,235)
Increase in prepaid expenses and other assets	(16,418)	(12,152)
Decrease in accounts payable and accrued expenses	(11,542)	(4,701)
Decrease in rent received in advance and security deposits	(358)	(1,532)

Total adjustments	57,720	60,449

Net cash provided by operating activities	117,507	146,253

Cash flows from investing activities:
Acquisition and development of rental property	(76,804)	(151,257)
Additions to land held for development or sale	(3,808)	(1,564)
Additions to construction in progress	(10,856)	(4,739)
Issuance of notes receivable	(3,031)	(712)
Distributions from unconsolidated entities	13,603	7,036
Investments in unconsolidated entities	(14,350)	(8,830)
Acquisition of minority interest	(1,880)	(8,261)
Decrease (increase) in restricted deposits	761	(13,271)
Proceeds from sale of residential property	402	—
Proceeds from sales of properties	38,817	167,888

Net cash used by investing activities	(57,146)	(13,710)

Cash flows from financing activities:
Repurchase of common stock	(7,858)	—
Repurchase of preferred stock	(58,270)	(139,309)
Exercises of stock options	10,373	24,960
Proceeds from the sale of preferred stock	195,070	—
Proceeds from the issuance of unsecured notes	—	394,496
Net repayments on unsecured credit facility	(45,000)	(259,000)
Net repayments of mortgages payable	(49,112)	(40,056)
Deferred financing costs	—	(1,063)
Dividends and distributions to minority interests	(101,359)	(112,981)

Net cash used by financing activities	(56,156)	(132,953)

Increase (decrease) in unrestricted cash and cash equivalents	4,205	(410)
Cash and cash equivalents, beginning of the period	3,023	5,041

Cash and cash equivalents, end of the period	$7,228	$4,631

Supplemental disclosure of cash flow information:
Cash paid for interest (net of capitalized interest of $1,293 and $2,486 for the nine months ended September 30, 2003 and 2002, respectively)	$90,656	$77,044

Cash paid for income taxes	$388	$200

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CARRAMERICA REALTY CORPORATION

Funds From Operations

Funds from operations (“FFO”) and funds available for distribution (“FAD”) are used as measures of operating performance for real estate companies. We provide FFO and FAD as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Although FFO and FAD are widely used measures of operating performance for equity REITs, they do not represent net income calculated in accordance with GAAP. As such, they should not be considered an alternative to net income as an indication of our operating performance. In addition, FFO or FAD does not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance GAAP), excluding gains (losses) on sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

We believe that FFO and FAD are helpful to investors as a measure of our performance because they exclude various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. FAD deducts various capital items and non-cash revenue from diluted FFO available to common shareholders. Our management believes, however that FFO and FAD, by excluding such items, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates, can help compare the operating performance of a company’s real estate between periods or as compared to different companies. Our FFO or FAD may not be comparable to FFO or FAD reported by other REITs. These REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition defferently than us. They may include or exclude items which we include or exclude from FAD.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Income	$23,987	$48,119	$59,787	$85,804
Adjustment Minority interest	2,616	5,113	8,385	11,120
FFO allocable to the minority Unitholders	(4,343)	(4,857)	(13,122)	(13,848)
Depreciation and amortization—REIT properties	31,439	28,346	94,114	87,869
Depreciation and amortization—Equity properties	3,219	3,156	9,228	9,717
Depreciation and amortization—Discontinued operations	—	827	312	3,914
Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(333)	(291)	(940)	(807)
Gain on sale of assets	(10,155)	(26,127)	(13,400)	(29,467)

FFO as defined by NAREIT[1]	46,430	54,286	144,364	154,302
Less Preferred dividends, dividends on unvested restricted stock and preferred stock redemption premium[2]	(4,507)	(11,093)	(15,599)	(28,870)

FFO attributable to common shareholders	41,923	43,193	128,765	125,432
FFO allocable to the minority Unitholders	4,343	—	13,122	—

Diluted FFO available to common shareholders	$46,266	$43,193	$141,887	$125,432

Less Lease commissions	(5,632)	(2,738)	(12,209)	(8,235)
Tenant improvements	(7,233)	(8,625)	(22,042)	(19,300)
Building capital additions	(2,626)	(4,757)	(9,791)	(9,209)
Straight line rent	(2,105)	(2,211)	(5,930)	(7,343)

Funds available for distribution to common shareholders	$28,670	$24,862	$91,915	$81,345

[1]	FFO as defined by NAREIT, as amended by NAREIT during the third quarter of 2003, includes land and building impairment charges of $2.7 and $1.3 million for the nine months ended September 30, 2003 and 2002, respectively, which have been previously added back to arrive at FFO.

[2]	On July 31, 2003, the SEC issued a clarification of EITF Topic D-42 which requires us to subtract original issuance costs associated with redeemed preferred securities from net income available to common shareholders (and therefore, FFO available to common shareholders). This clarification is required to be reflected this quarter and be applied retroactively. These amounts include $112 and $3,742 for the three months and $1,834 and $4,387 for the nine months ended Sept. 30, 2003 and 2002, respectively, of original preferred stock issuance costs associated with redemptions.

[3]	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.

[4]	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

CONTINUED

CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

(Unaudited and in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Diluted net income per common share	$0.37	$0.69	$0.84	$1.06

Add: Depreciation and amortization	0.60	0.60	1.79	1.88
Less: Gain on sale of assets	(0.17)	(0.49)	(0.23)	(0.55)
Minority interest adjustment	0.04	—	0.13	(0.06)
Adjustment for share difference	(0.05)	—	(0.08)	—

Diluted funds from operations available to common shareholders	$0.79	$0.80	$2.45	$2.33

Diluted funds from operations available to common shareholders, excluding
Preferred stock issuance costs	$—	$0.07	$0.03	$0.08
Impairment of real estate	—	—	0.05	0.02
HQ lease guarantees	0.02	—	0.02	0.16

	$0.81	$0.87	$2.55	$2.59

Diluted net income per common share, excluding
Preferred stock issuance costs	$—	$0.07	$0.03	$0.08
Impairment of real estate	—	—	0.05	0.02
HQ lease guarantees	0.02	—	0.02	0.16

	$0.39	$0.76	$0.94	$1.32

Weighted average common shares outstanding:
Diluted net income	52,657	53,818	52,379	53,883
Diluted funds from operations	58,270	53,818	58,023	53,883

CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

	(Unaudited and in thousands, except per share amounts)	Projected Three Months Ended December 31, 2003	Projected Twelve Months Ended December 31, 2003	Projected Twelve Months Ended December 31, 2004
	Projected diluted net income per common share	$0.00 – 0.04	$0.84 – 0.88	$0.61 – 0.81

Add:	Projected depreciation and amortization	0.63	2.41	2.35
	Projected minority interest	0.03	0.17	0.13
Less:	Projected gain on sale of assets and other provisions, net	(0.02)	(0.25)	—
	Projected adjustment for share difference		(0.08)	(0.09)

	Projected diluted funds from operations per common share	$ 0.64 – 0.68	$3.09 – 3.13	$3.00 – 3.20

	Projected diluted funds from operations per common share excluding:
	Preferred stock issuance costs	0.11	0.14
	Impairment of real estate	—	0.04

		$0.75 – 0.79	$3.27 – 3.31

	Projected diluted net income per common share	$0.00 – 0.04	$0.84 – 0.88
	Preferred stock issuance costs	0.12	0.15
	Impairment of real estate	—	0.05

		$0.12 – 0.16	$1.04 – 1.08

	Projected weighted average common shares outstanding:
	Projected diluted net income	52,800	52,500	53,900
	Projected diluted funds from operations	58,400	58,200	59,500

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